Exhibit (e)(2)

Amendment No. 1 to

Amended and Restated Distribution Agreement

This Amendment No. 1 (this “Amendment”), dated February 18, 2014 to the Amended and Restated Distribution Agreement (the “Agreement”), dated as of October 22, 2012, between Whitebox Mutual Funds, a statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Distributors, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Fund and ALPS wish to amend the Agreement whereby the schedule of Portfolios (Appendix A) will be updated to reflect the current series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

WHITEBOX MUTUAL FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Bruce Nordin	By:	/s/ Thomas A. Carter
Name:	Bruce Nordin	Name:	Thomas A. Carter
Title:	President	Title:	President

[Amendment No. 1 to A&R Distribution Agreement]

APPENDIX A

LIST OF PORTFOLIOS

Whitebox Tactical Opportunities Fund

Whitebox Market Neutral Equity Fund

Whitebox Tactical Advantage Fund*

*	Effective April 1, 2014, the Fund’s original name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.” Effective August 22, 2014, the Fund’s name was changed to “Whitebox Tactical Advantage Fund.”